CHURCH & DWIGHT CO., INC.

FOURTH AMENDED AND RESTATED ANNUAL INCENTIVE PLAN

ADOPTED ON OCTOBER 31, 2023

ARTICLE I

PURPOSES AND EFFECTIVE DATE

1.1. Purposes. The purposes of the Plan are to enhance the ability of the Company to attract, reward and retain highly-qualified Employees, and to align Employee and shareholder interests by linking annual incentive compensation with annual performance goals that support long-term shareholder return. The Plan is an unfunded plan that is not intended to be (i) subject to the Employee Retirement Income Security Act of 1974, as amended or (ii) qualified under Code section 401(a).

1.2. Effective Date. The Plan is hereby amended and restated effective as of the date the Plan is adopted and approved by the Board (“Effective Date”).

ARTICLE II

DEFINITIONS

As used herein, the following terms shall have the following meanings:

2.1. “Affiliate” means any entity other than the Subsidiaries in which the Company has a substantial direct or indirect ownership interest, as determined by the Board.

2.2. “Award Opportunity” means the range of possible Bonus Awards that a Participant may earn under the Plan, as established by the Committee pursuant to Article IV.

2.3. “Base Salary” means the regular base salary (including overtime payments, if any) paid to a Participant during the Plan Year prior to any salary reduction contributions made to any of the Employer’s deferred compensation plans.

2.4. “Beneficiary” means the person(s), trust(s) or other entities, the Participant designates, in accordance with procedures established by the Committee, to receive any benefits under the Plan after the death of the Participant.

2.5. “Board” means the Board of Directors of the Company. Consistent with the authority set forth in the charter of the Committee, the Committee may act on behalf of the Board under the Plan, including, without limitation, with respect to any amendment or termination of the Plan under Section 7.2 of the Plan, and all references to the Board shall be deemed to include the Committee.

2.6. “Bonus Award” means the incentive compensation payable by the Employer to a Participant under the Plan, as determined by the Committee after the end of the Plan Year.

2.7. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.8. “Committee” means the Compensation & Human Capital Committee of the Board.

2.9. “Company” means Church & Dwight Co., Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

2.10. “Disability” means an Employee’s inability to render, for a period of six consecutive months, services to the Employer by reason of permanent disability, as determined by the written medical opinion of an independent medical physician reasonably acceptable to the Employer. In no event shall an Employee be considered disabled for the purposes of this Plan unless the Employee would be deemed disabled pursuant to the terms of the Employer’s long-term disability plan, if one is maintained by the Employer at the time of the claimed disability.

2.11. “Elected Officer” means an Employee who is elected by the Board to serve as an officer of the Company.

2.12. “Employee” means any employee of the Employer including a director who is such an employee.

2.13. “Employer” means the Company, its successors and assigns, and any Subsidiary, and any organization into which an Employer is merged or consolidated or to which all or substantially all of its assets is transferred.

2.14. “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.15. “Executive Officer” means an officer, as defined in Rule 16a-1(f) promulgated under the Exchange Act, of the Company.

2.16. “Plan” means the Church & Dwight Co., Inc. Annual Incentive Plan, as set forth herein and as amended and/or restated from time to time.

2.17. “Plan Year” means the calendar year.

2.18. “Participant” means an Employee who is participating in the Plan pursuant to Article III.

2.19. “Retirement” means, with respect to any Participant, resignation (with at least 120 days notice provided to the Employer) after attainment of age 55 with five or more completed years of service with the Employer; provided that the sum of age and years of service equals or exceeds 65.

2.20. “Stock” means the common stock of the Company, par value $1.00 per share, or such other class or kind of shares or other securities designated by the Committee.

2.21. “Stock Plan” means the Church & Dwight Co., Inc. 2022 Omnibus Equity Compensation Plan, as may be amended and/or restated from time to time.

2.22. “Subsidiary” means any subsidiary corporation of the Company within the meaning of Code section 424(f).

2.23. “Target Incentive Award Percentage” means the percentage of Base Salary to be paid to a Participant when the targeted level of performance is achieved, as established by the Committee.

ARTICLE III

ELIGIBILITY

Each Employee who is selected by the Committee shall be eligible to become a Participant as of the date designated by the Committee (or if no date is designated, as of the beginning of the Plan Year in which they are selected to participate) and shall remain eligible at the sole discretion of the Committee.

ARTICLE IV

AWARD DETERMINATION

4.1. Performance Goals. Unless otherwise determined by the Committee, prior to the beginning of each Plan Year (or other performance period) or as soon as practicable thereafter (but in no event more than ninety (90) days after the beginning of such Plan Year or other performance period or as soon as reasonably practicable thereafter), the Committee shall approve or establish in writing the performance goals for that Plan Year.

The performance goals to be selected by the Committee are the specific targets of performance to be achieved, based on the criteria that are set forth on Schedule A attached hereto and made a part hereof or based on such other criteria as determined by the Committee in its sole discretion. The Committee shall have discretion to determine the specific minimum, target, and maximum levels of performance with respect to each of the performance goals selected. Performance goals and criteria and their relative weight may vary by job classification or such other criteria as may be determined by the Committee in its sole discretion.

The performance period with respect to which Bonus Awards may be payable under the Plan shall generally be the Plan Year; provided, however, that the Committee shall have the authority and discretion to designate different performance periods under the Plan.

Employees who are eligible to participate in the Plan shall be notified of the performance goals and criteria and the related Award Opportunities for the relevant Plan Year (or other performance period), as soon as practicable after such goals and criteria and the related Award Opportunities have been finally determined.

4.2. Compensation Formula. Unless otherwise determined by the Committee, prior to the beginning of each Plan Year (or other performance period), or as soon as practicable thereafter (but in no event more than ninety (90) days after the beginning of such Plan Year or other performance period), the Committee shall approve or establish in writing the compensation formula or standard for that Plan Year, the Target Incentive Award Percentage and the Award Opportunity for each Participant. The compensation formula shall be the method for computing the Bonus Award payable to the Participant if the performance goals are attained. The Committee may adjust a Participant’s Award Opportunity or the compensation formula or standard used to determine the Bonus Award payable to a Participant to reflect unusual or nonrecurring events (including changes in job levels), as the Committee may determine in its sole discretion.

4.3. Adjustment of Performance Goals. The Committee shall have the right to adjust the performance goals and the Award Opportunities (either up or down) during a Plan Year, if it determines that external changes or other unanticipated business conditions have materially affected the fairness of the goals and have substantially affected the Company’s ability to meet them.

4.4. Bonus Award Determinations. At the end of each Plan Year, Bonus Awards shall be determined by the Committee for each Participant in accordance with the terms of this Plan. The Committee also shall have the authority to exercise discretion in the determination of final Bonus Awards, as well as the authority to delegate the ability to exercise discretion in this respect for Participants other than Elected Officers.

4.5. Annual Limitation. The maximum Bonus Award payable to a Participant for any Plan Year shall not exceed 350 percent of the Participant’s Base Salary up to but in no event exceeding $6,000,000.

ARTICLE V

PAYMENT OF BONUS AWARDS

5.1. Form and Timing of Payment. Within 74 days after the end of each Plan Year the Committee shall certify in writing or otherwise determine the extent to which the Company and each Participant has achieved the performance goals for such Plan Year and shall calculate the amount of each Participant’s Bonus Award for the relevant period. A Bonus Award under the Plan will be paid no later than March 15 of the year following the year for which the Bonus Award is earned or such other date as may be required or permitted under applicable regulations under Code section 409A. Bonus Awards may be paid in cash, Stock, or in such other forms as the Committee deems appropriate, including awards covered under the Stock Plan. However, no Bonus Award may be paid in the form of equity unless the shares, options, or other type of equity are provided under the Stock Plan or other stockholder‑approved plan.

5.2. Payment upon Termination.

(a) Except as otherwise provided in subsections (b) and (c) below, if a Participant does not remain in the continuous employment of the Employer for the duration of the Plan Year, any Award Opportunity will be forfeited.

(b) Notwithstanding subsection (a) above, and except as provided in subsection (c), in the event of a Participant’s Retirement after March 31 of the applicable Plan Year, or death or Disability during the Plan Year, a Bonus Award will be paid to the Participant or the Beneficiary, as the case may be, at such time as determined by the Committee but no later than the time provided in Section 5.1 and shall be equal to an amount no greater than the Target Incentive Award Percentage multiplied by the amount of Base Salary earned up to the date of Retirement, death or Disability. If the Participant has not designated a Beneficiary, or if no Beneficiary survives the Participant, the

Bonus Award, as determined above, shall be paid in a single sum to the Participant’s estate upon a termination due to death.

(c) In the event of the Retirement during a Plan Year of a Participant who is an Elected Officer at the time of Retirement, no Bonus Award will be paid to such Participant until the time provided in Section 5.1. Such Bonus Award shall be equal to an amount no greater than the Bonus Award that the Participant would have earned for the Plan Year in which the Participant’s Retirement occurred if he had remained in the continuous employment of the Employer for the duration of the Plan Year, as determined under Section 4.4 based on actual performance for the Plan Year, pro-rated to reflect the Participant’s Retirement during the Plan Year.

5.3. Payment of Partial Bonus Awards. In the event a Participant no longer meets the eligibility criteria as set forth in the Plan during the course of a particular Plan Year, the Committee may, in its sole discretion, compute and pay a partial Bonus Award or no Bonus Award for the portion of the Plan Year that an Employee was a Participant. For the avoidance of doubt, unless otherwise determined by the Committee, any Bonus Award payable under this Section 5.3 shall be determined under Section 4.4 based on actual performance for the Plan Year and pro-rated to reflect the Participant’s service with the Company during the Plan Year.

5.4. Clawback; Repayment. All amounts paid or payable under the Plan shall also be subject to rescission, cancellation and/or recoupment, in whole or in part, in accordance with the terms and conditions of any “clawback” or similar recoupment policy of the Company that is applicable to a Participant, including any such policy in effect on the Effective Date or that may be established thereafter, including without limitation, the terms and conditions of the Church & Dwight Dodd-Frank Clawback Policy and the Church & Dwight, Co. Inc. Supplemental Clawback Policy, in each case, as may be amended and/or restated from time to time, and any successor policy thereto. A Participant’s receipt of a Bonus Award hereunder shall constitute Participant’s acknowledgment and acceptance of such policies to the extent applicable to the Participant.

ARTICLE VI

ADMINISTRATION

6.1. Administration. The Plan will be administered by the Committee, and the Committee shall have full discretionary authority to:

(a) create and revise rules and procedures for the administration of the Plan;

(b) interpret the Plan and all related rules and procedures;

(c) select Participants for the Plan;

(d) determine each Participant’s Target Incentive Award Percentage;

(e) resolve and determine all disputes or questions arising under the Plan, including the power to determine the rights of Participants and Beneficiaries, and their respective benefits, and to remedy any ambiguities, inconsistencies or omissions in the Plan;

(f) delegate administration of the Plan for Participants other than Elected Officers, to the Chief Executive Officer, or his/her designee; and

(g) take any other actions and make any other determinations as it may deem necessary and proper for the administration of the Plan.

Any expenses incurred in the administration of the Plan will be paid by the Employer.

6.2. Administrative Review. Except as the Committee may otherwise determine, the administration of the Plan, including without limitation, all decisions and determinations by the Committee shall be final and binding upon all Participants and Beneficiaries.

6.3. General. The Committee shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon the advice or opinion of any persons, firms or agents retained by it, including, without limitation, accountants, actuaries, counsel and other specialists. Nothing in this Plan shall preclude the Employer from indemnifying the members of the Committee for all actions under this Plan, or from purchasing liability insurance to protect such persons with respect to the Plan.

ARTICLE VII

EFFECTIVENESS; AMENDMENT AND TERMINATION

7.1. Effectiveness. The Plan, as hereby amended and restated, shall be effective as of the Effective Date.

7.2. Amendment; Termination. The Board shall have the right to modify or amend the Plan at any time and from time to time, and the Board shall have the right to discontinue or terminate the Plan at any time and from time to time; provided, however, that no modification, amendment, discontinuance or termination may, without the consent of a Participant, reduce the right of such Participant to a payment or distribution hereunder which he has already earned and to which he is otherwise entitled.

ARTICLE VIII

MISCELLANEOUS

8.1. No Employment Right. Participation in the Plan does not give any Employee any right to be retained in the employment of the Employer. Nothing in the Plan shall interfere with or limit in any way the right of the Employer to change a Participant’s duties or character of employment or to terminate a Participant’s employment at any time.

8.2. No Assignment. No benefits under the Plan shall be subject in any way to voluntary or involuntary alienation, sale, transfer, assignment, pledge, attachment, garnishment, execution, or encumbrance, and any attempt to accomplish the same shall be void.

8.3. Funding. The Plan shall be unfunded, and payment of Bonus Awards shall be made from the general assets of the Employer. Any assets that may be set aside, earmarked, or identified as being intended for the provision of benefits under the Plan, shall remain assets of the Employer and shall be subject to the claims of its general creditors. The Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Employer to pay money in the future.

8.4. Withholding. The Employer shall have the right to deduct from any Bonus Award made hereunder any taxes required by law to be withheld from a Participant with respect to such payment.

8.5. Gender. The masculine shall be read in the feminine, the singular in the plural, and vice versa, whenever the context shall so require.

8.6. Titles. The titles to articles and sections in this Plan are placed herein for convenience of reference only, and the Plan is not to be construed by reference thereto.

8.7. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.8. Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other transaction resulting in the acquisition of all or substantially all of the business and/or assets of the Company.

8.9. Governing Law. Except to the extent preempted by applicable federal laws, the Plan shall be construed according to the laws of the state of Delaware, other than its conflict of laws principles.

8.10. Other Plans. Except as specifically provided herein, nothing in this Plan shall be construed to affect the rights of a Participant, a Participant’s Beneficiaries, or a Participant’s estate to receive any retirement or death benefit under any tax-qualified or nonqualified pension plan, deferred compensation agreement, insurance agreement or other retirement plan of the Employer.

SCHEDULE A

PERFORMANCE CRITERIA

The performance goals may be based upon any one or more of the following criteria, and may be based upon the performance of the Company, its Subsidiaries or its Affiliates (or any business unit thereof) as determined by the Committee:

(i)	Price of Stock

(ii)	Market Share

(iii)	Revenue

(iv)	Earnings per share of Common Stock

(v)	Return on shareholder equity of the Company

(vi)	Costs

(vii)	Cash flow

(viii)	Return on total assets

(ix)	Return on invested capital

(x)	Return on net assets

(xi)	Operating income

(xii)	Net income

(xiii)	Consolidated earnings before or after taxes (including earnings before interest taxes depreciation and amortization)

(xiv)	Book value per share of Common Stock

(xv)	Expense management

(xvi)	Improvements in capital structure

(xvii)	Profitability

(xviii)	Maintenance or improvement of profit margins

(xix)	Earnings before interest and taxes (EBIT)

(xx)	Earnings before interest, taxes, depreciation and amortization (EBITDA)

(xxi)	Net sales

(xxii)	Gross margin

(xxiii)	Free cash flow

(xxiv)	Any other financial or other measurement deemed appropriate by the Committee as it relates to the results of operations or other measurable progress.